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                                                                   Exhibit 23.3

As independent public accountants, we hereby consent to the use of our report dated December 4, 2001 on the financial statements of the entities identified in
Note 1 of that report, collectively referred to as IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd., and to all references to our Firm included in this Form S-4 registration statement.

                                                       /s/ Arthur Andersen LLP

Roseland, New Jersey
February 7, 2002